EXHIBIT 23.6

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

To LYCOS Europe N.V., Haarlem

We consent to the use of our report dated January 28, 2004, appearing in the Annual Report on Form 20-F of Terra Networks S.A. and subsidiaries for the year ended December 31, 2003 incorporated by reference in this Registration Statement on Form F-4, with respect to the consolidated balance sheets of LYCOS Europe N.V. and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity, cash flows and comprehensive income for each of the three years in the period ended December 31, 2003, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Düsseldorf, Germany
April 13, 2005

KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft
Wirtschaftsprüfungsgesellschaft

Stefan Haas Wirtschaftsprüfer	Charlotte Niessen Wirtschaftsprüferin